Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger dated as of                  , 2007 (this “Agreement”), is entered into by and among Douglas Oil & Gas Limited Partnership, a Delaware limited partnership (“Douglas Oil & Gas”), Douglas Westmoreland Limited Partnership, a Delaware limited partnership (“Douglas Westmoreland”), Midland Exploration Limited Partnership, a Delaware limited partnership (“Midland”), Rex Energy Limited Partnership, a Delaware limited partnership (“Rex I”), Rex Energy II Limited Partnership, a Delaware limited partnership (“Rex II”), Rex Energy II Alpha Limited Partnership, a Delaware limited partnership (“Rex II Alpha”), Rex Energy Royalties Limited Partnership, a Delaware limited partnership (“Rex Royalties”), Rex Energy I, LLC, a Delaware limited liability company (“Rex Energy I, LLC”, and, together with Rex Energy I, LLC, Douglas Oil & Gas, Douglas Westmoreland, Midland, Rex I, Rex II, Rex II Alpha and Rex Royalties, the “Constituent Entities”, and each, individually, a “Constituent Entity”), and Rex Energy Corporation, a Delaware corporation (“Rex”).

W I T N E S S E T H:

WHEREAS, Douglas Oil & Gas, Douglas Westmoreland, Midland, Rex I, Rex II, Rex II Alpha and Rex Royalties are limited partnerships duly organized and existing under the laws of the State of Delaware, and Rex Energy I, LLC is a limited liability company duly organized and existing under the laws of the State of Delaware; and

WHEREAS, the general partner of Douglas Oil & Gas, the general partner of Douglas Westmoreland, the general partner of Midland, the general partner of Rex I, the general partner of Rex II, the general partner of Rex II Alpha and the general partner of Rex Royalties deem it advisable and in the best interests of Douglas Oil & Gas, Douglas Westmoreland, Midland, Rex I, Rex II, Rex II Alpha and Rex Royalties, respectively, for Douglas Oil & Gas, Douglas Westmoreland, Midland, Rex I, Rex II, Rex II Alpha and Rex Royalties to be merged with and into Rex Energy I, LLC, with Rex Energy I, LLC being the surviving entity (the “Merger”), and have duly approved this Agreement; and

WHEREAS, in connection with the Merger and as an overall plan, the following transactions will also occur (collectively, the “Related Transactions”): (i) New Albany-Indiana, LLC, a Delaware limited liability company (“New Albany-Indiana”), and Rex Energy III LLC, a Delaware limited liability company (“Rex III”), will merge with and into Rex Energy I, LLC (the “Other Merger”), with the holders of the limited liability company interests in New Albany-Indiana and Rex III receiving shares of Rex common stock, $0.001 par value (the “Common Stock”); (ii) holders of the equity interests in PennTex Resources Illinois, Inc., a Delaware corporation, Rex Operating Corp., a Delaware corporation, Rex Energy IV, LLC, a Delaware limited liability company, PennTex Resources LP, a Texas limited partnership, and PennTex Energy Inc., a Delaware corporation, will contribute (the “Contribution”) such equity interests to Rex in exchange for shares of Common Stock; and (iii) Rex will consummate an initial public offering (the “IPO”) of its Common Stock.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

MERGER AND NAME OF SURVIVING COMPANY

At the Effective Time of the Merger (as hereinafter defined), Douglas Oil & Gas, Douglas Westmoreland, Midland, Rex I, Rex II, Rex II Alpha and Rex Royalties shall be merged with and into Rex Energy I, LLC, with the separate existence of Douglas Oil & Gas, Douglas Westmoreland, Midland, Rex I, Rex II, Rex II Alpha and Rex Royalties ceasing, and Rex Energy I, LLC, being the surviving entity, which shall not be a new entity, shall carry on its business and shall continue its existence as a Delaware limited liability company to be governed by the laws of the State of Delaware.

ARTICLE 2

TERMS AND CONDITIONS OF MERGER

The terms and conditions of the Merger are (in addition to those set forth elsewhere in this Agreement) as follows:

2.01 Effective Time of Merger. The Merger shall become effective at the effective time set forth in the certificate of merger (the “Effective Time of the Merger”) filed with the Secretary of State of the State of Delaware to effect the Merger.

2.02 Effects of Merger. At the Effective Time of the Merger:

(a) The Constituent Entities shall be a single limited liability company, which shall be “Rex Energy I, LLC,” the surviving company designated herein as the “Surviving Company.”

(b) The separate existence of each of Douglas Oil & Gas, Douglas Westmoreland, Midland, Rex I, Rex II, Rex II Alpha and Rex Royalties shall cease.

(c) The Merger will have the effects set forth in the Delaware Limited Liability Company Act and in the Delaware Revised Uniform Limited Partnership Act and, to the extent not inconsistent therewith, the Surviving Company shall upon the Merger and thereafter possess all the rights, privileges and powers of each Constituent Entity; each and all of the rights, privileges, powers, immunities, purposes and franchises of each Constituent Entity, and all property, real, personal and mixed, and all debts due to each Constituent Entity, and all other things and causes of action belonging to any Constituent Entity shall be vested in the Surviving Company and shall thereafter be the property of the Surviving Company as they were of the respective Constituent Entities, and the title to any real property vested by deed or otherwise in either Constituent Entity shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of any Constituent Entity shall be preserved unimpaired, and all debts, liabilities and duties of the respective Constituent Entities shall thenceforth attach to the Surviving Company and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

2.03 Manner and Basis of Converting Partnership Interests. The outstanding partnership interests in Douglas Oil & Gas, Douglas Westmoreland, Midland, Rex I, Rex II, Rex

II Alpha and Rex Royalties immediately prior to the Effective Time of the Merger shall, upon the Effective Time of the Merger and by virtue of the Merger, be converted into and shall thereafter represent the right to receive shares of the Common Stock as set forth in the following table:

Company	Number of Shares of Common Stock to be Received per 1% of Partnership Interest Held
Douglas Oil & Gas	10,293

Douglas Westmoreland	6,400

Midland	826

Rex I	201

Rex II	35,295

Rex II Alpha	1,273

Rex Royalties	3,531

2.04 Certificate of Formation and Operating Agreement. The certificate of formation and operating agreement of Rex Energy I, LLC as existing and constituted immediately prior to the Effective Time of the Merger shall, upon the Merger becoming effective, be and constitute the certificate of formation and operating agreement of the Surviving Company until amended in the manner provided by law.

ARTICLE 3

COSTS AND EXPENSES

Each Constituent Entity shall bear and pay all costs and expenses incurred by it or on its behalf (including without limitation fees and expenses of financial consultants, accountants and counsel) in connection with the consummation of the Merger.

ARTICLE 4

APPROVAL OF THE MERGER

4.01 Approval. This Agreement has been adopted and approved on behalf of Douglas Oil & Gas, Douglas Westmoreland, Midland, Rex I, Rex II, Rex II Alpha, Rex Royalties and Rex Energy I, LLC in accordance with the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act and the terms of the respective governance documents of each Constituent Entity.

4.02 Additional Approvals. If at any time the Surviving Company shall consider or be advised that any further assignment or assurance in law or other action is necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Company the title to any property or rights of Douglas Oil & Gas, Douglas Westmoreland, Midland, Rex I, Rex II, Rex II Alpha and Rex Royalties acquired or to be acquired by or as a result of the Merger, the proper officers, managers and directors, as appropriate, of Rex Energy I, LLC, and of the respective general partners of Douglas Oil & Gas, Douglas Westmoreland, Midland, Rex I, Rex II, Rex II Alpha and Rex Royalties, shall be and they hereby are severally and fully authorized to execute and deliver such deeds, assignments and assurances in law and take such other action as may be necessary or proper in the name of Douglas Oil & Gas, Douglas Westmoreland, Midland, Rex I, Rex II, Rex II Alpha, Rex Royalties, or the Surviving Company to vest, perfect or confirm title to such property or rights in the Surviving Company and otherwise carry out the purposes of this Agreement.

4.03 Consummation of the Related Transactions. The consummation of the Merger is subject to the Related Transactions having been consummated prior to or contemporaneously with the consummation of the transactions contemplated by this Agreement.

ARTICLE 5

MISCELLANEOUS

5.01 Counterparts. For the convenience of the parties and to facilitate the filing and recording of this Agreement, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument.

5.02 Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware.

5.03 Amendment. This Agreement cannot be altered or amended except pursuant to an instrument in writing signed on behalf of the parties hereto.

5.04 Tax Matters. For U.S. federal income tax purposes (and state, local and foreign tax purposes where applicable), the Constituent Entities intend for, and will report, (i) the Merger as if each of Douglas Oil & Gas, Douglas Westmoreland, Midland, Rex I, Rex II, Rex II Alpha and Rex Royalties contributed its properties, subject to its liabilities, to Rex in exchange for the shares of Common Stock received by its partners in the Merger, followed by its distribution of such shares of Common Stock to its partners in liquidation; and (ii) the Merger, the Other Merger, the Contribution and the IPO as being pursuant to a plan with the result that each is part of an exchange that is tax-free under Section 351 of the Internal Revenue Code of 1986, as amended.

IN WITNESS WHEREOF, each of the parties to this Agreement has executed this Agreement and Plan of Merger as of the      day of             , 2007.

REX ENERGY CORPORATION

By:
[Name]
[Title]

REX ENERGY I, LLC

By:
[Name]
[Title]

DOUGLAS OIL & GAS LIMITED PARTNERSHIP

By:	Rex Energy LLC, its sole general partner

By:
[Name]
[Title]

DOUGLAS WESTMORELAND LIMITED PARTNERSHIP

By:	Rex Energy LLC, its sole general partner

By:
[Name]
[Title]

MIDLAND EXPLORATION LIMITED
PARTNERSHIP

By:		Douglas Oil & Gas Limited Partnership, its sole general partner

	By:	Rex Energy LLC,
its sole general partner

By:
[Name]
[Title]

REX ENERGY LIMITED PARTNERSHIP

By:		LT Shaner, LLC,
its sole general partner

By:
[Name]
[Title]

REX ENERGY II LIMITED PARTNERSHIP

By:		Rex Energy II, LLC,
its sole general partner

By:
[Name]
[Title]

REX ENERGY II ALPHA LIMITED
PARTNERSHIP

By:		Rex Energy II, LLC,
its sole general partner

By:
[Name]
[Title]

REX ENERGY ROYALTIES LIMITED PARTNERSHIP

By:	Douglas Oil & Gas Limited Partnership, its sole general partner

	By:	Rex Energy LLC,
its sole general partner

By:
[Name]
[Title]